Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Golden Sun Technology Group Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares	(1)	Other	1,309,330	$1.38	$1,806,875.00	0.0001381	$249.52

Total Offering Amounts:						$1,806,875.00		249.52
Total Fee Offsets:								0.00
Net Fee Due:								$249.52

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares which may be issuable in accordance with the Golden Sun Technology Group Limited 2025 Equity Incentive Plan (the “Plan”) to prevent dilution from share splits, share dividends, recapitalization or similar transactions.

Represents 1,309,330 Class A ordinary shares, par value of $0.005 per share (the “Class A ordinary share”) registered hereby issuable pursuant to the Plan, either directly or upon exercise of options or other share based awards granted under the Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices reported for the registrant’s Class A ordinary share as reported on the Nasdaq Capital Market on December 12, 2025, which were $1.41 and $1.35, respectively.

Determined in accordance with Rule 457(h).